EXHIBIT 2.2

                          ASSET PURCHASE AGREEMENT
                      (INVENTORY/ACCOUNTS RECEIVABLE)


     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated the 14th day of November, 2001, is entered into by and among RAININ GROUP, INC., a Massachusetts corporation ("Parent"), RAININ INSTRUMENT, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent ("Seller"), and METTLER-TOLEDO, INC., a Delaware corporation ("Buyer"). Parent, Seller and Buyer are referred to collectively herein as the "Parties" and are sometimes referred individually herein as a "Party."

                                  RECITALS
                                  --------

     WHEREAS, Seller and Buyer have negotiated a cash purchase price and other terms and conditions for the acquisition by Buyer of (i) Seller's inventory as of the Closing (as defined below), including all raw materials and supplies, all manufactured and purchased parts, all goods in process, and all finished goods that are held by Seller primarily for sale to customers in the ordinary course of its business as of such date (the "Inventory"), and (ii) Seller's accounts and notes receivable as of the Closing generated in the Seller's trade or business for services rendered or from the sale of inventory (the "Accounts Receivable"); and

     WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Inventory and the Accounts Receivable, subject to the terms and conditions set forth herein.

                                 AGREEMENT
                                 ---------

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

                                 ARTICLE I
                                DEFINITIONS

     "Accounts Receivable" shall have the meaning set forth in the Recitals to this Agreement.

     "Acquired Assets" means the Inventory and the Accounts Receivable.

     "Adjusted Purchase Price" means the Purchase Price, increased by the Positive Adjustment Amount or decreased by the Negative Adjustment Amount, as the case may be.

     "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such other person, and in the case of an individual, includes the individual's immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.

     "Agreement" has the meaning set forth in the first paragraph hereof.

     "Balance Sheet" means the balance sheet included in the unaudited financial statements of Parent as of June 30, 2001.

     "Balance Sheet Date" means June 30, 2001.

     "Buyer" means Mettler-Toledo, Inc., a Delaware corporation.

     "Closing" shall have the meaning set forth in Section 2.03.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Encumbrance" means any lien, claim, charge, security interest, pledge, mortgage, right of set off, preemptive right, trust arrangement or other encumbrance (whether arising from contract, by operation of law or otherwise), except for (i) liens for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (iii) any encumbrance created by or through Buyer, MTII or any of MTII's Affiliates.

     "FMV of Acquired Assets" shall have the meaning set forth in Section
7.01.

     "Inventory" shall have the meaning set forth in the Recitals to this Agreement.

     "Material Adverse Effect" means, with respect to any entity, any change, event or effect that is materially adverse to the business, financial condition, operations or capitalization of such entity and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change, event or effect that results from changes affecting any of the industries in which such entity operates generally or (ii) any change, event or effect that results from changes affecting the United States economy generally or (iii) any change, event or effect resulting from or relating to the disruption or loss of existing or prospective customers, distributors, suppliers, employees or other relationships that result from or relates to the public announcement or pendency of the transactions contemplated hereby; and provided further, that the failure of an entity to meet internal financial projections, estimates or forecasts, in and of itself, will not constitute a Material Adverse Effect on such entity.

     "MTII" means Mettler-Toledo International, Inc., a Delaware corporation.

     "Negative Adjustment Amount" shall have the meaning set forth in
Section 7.01.

     "Neutral Accountants" means a nationally recognized accounting firm mutually acceptable to Buyer and Parent.

     "Parent" means Rainin Group, Inc., a Massachusetts corporation.

     "Parties" and "Party" shall have the meanings set forth in the first paragraph hereof.

     "Positive Adjustment Amount" shall have the meaning set forth in
Section 7.01.

     "Purchase Agreement" means that certain Purchase Agreement, dated October 13, 2001, among Parent, Kenneth Rainin, Buyer and MTII.

     "Purchase Price" shall have the meaning set forth in Section 2.02.

     "Seller" means Rainin Instrument, LLC, a Delaware limited liability company.

     "Tax" means any federal, state, local or foreign income, gross receipts, license, occupation, capital gains, environmental (including Taxes under section 59A of the Code), customs, duties, profits, disability, registration, documentary, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment, insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer, worker's compensation or other tax of any kind whatsoever, including any interest, penalties or additions to tax, and any interest in respect of such penalties or additions, whether or not disputed.

                                 ARTICLE II
                             PURCHASE AND SALE

     SECTION 2.01 Purchase and Sale of Assets. Upon and subject to the terms and conditions of this Agreement, Buyer will purchase from Seller, and Seller will sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration set forth in Section 2.02.

     SECTION 2.02 Purchase Price. Buyer will pay to Seller at the Closing $25,735,000 (the "Purchase Price") in cash, payable by wire transfer or delivery of other immediately available funds.

     SECTION 2.03 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at such place as and immediately prior to the closing under the Purchase Agreement.

     SECTION 2.04 Deliveries at Closing. At the Closing, (i) Seller will deliver to Buyer the certificate referred to in Section 5.02(d); (ii) Buyer will deliver to Seller the certificate referred to in Section 5.03(d);
(iii) Seller will execute and deliver to Buyer the Assignment/Bill of Sale substantially in the form attached to this Agreement as Exhibit A; (iv) Buyer will deliver to Seller the Purchase Price, in the amount and in the manner specified in Section 2.02; and (v) Buyer and Seller will execute and deliver to each other a cross-receipt evidencing the transactions referenced herein.

     SECTION 2.05 Allocation of Purchase Price. The Parties agree to allocate the Adjusted Purchase Price and all other capitalizable costs among the Acquired Assets in the manner required by section 1060 of the Code. If the Parties are unable to agree on such allocation within 60 days after the Closing, Buyer and Parent will select Neutral Accountants to resolve any disputed matters, the costs of which will be shared equally by Buyer and Parent. Buyer and Parent will jointly instruct the Neutral Accountants to resolve any disputed matters regarding the purchase price allocation within 15 days after referral of the matter to them, and the decision of the Neutral Accountants will be conclusive and binding upon Buyer and Parent, absent fraud or manifest error. The Parties agree to prepare and file IRS Form 8594, including any amendments thereto, in a manner consistent with the purchase price allocation determined in accordance with the foregoing. The determination and allocation of the Adjusted Purchase Price derived pursuant to this Section 2.05 will be binding on the Parties for all Tax reporting purposes.

                                ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to Buyer, except as disclosed in the Disclosure Schedule (Inventory/Accounts Receivable), that the statements contained in this Article III are true and correct.

     SECTION 3.01 Organization, Qualification and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. Seller has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business. Seller is duly qualified to do business in all jurisdictions where the nature of the properties owned or leased by it or the activities conducted by it make such qualification necessary.

     SECTION 3.02   Capital of Seller.
                    -----------------

          (a) All of the issued and outstanding membership units of Seller have been duly authorized and validly issued, are not subject to requirements to make capital contributions with respect to capital calls previously made, and are owned beneficially and of record by Parent, free and clear of any Encumbrance or any unitholder agreement, voting agreement, proxy or similar agreement.

          (b) There are no outstanding securities convertible into or exchangeable for or carrying the right to acquire any equity or other security of any description of Seller and no outstanding options, rights, warrants or other agreements or commitments that relate to, or require the issuance, sale or other disposition of, any equity or other securities of any description of Seller.

     SECTION 3.03   Authority and Noncontravention.
                    ------------------------------

          (a) Seller has all requisite power and authority to execute and deliver this Agreement and the ancillary agreements contemplated hereby to which Seller is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the ancillary agreements contemplated hereby by Seller and the performance thereof and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary company action on the part of Seller and no further action is required on the part of Seller to authorize this Agreement or any ancillary agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, assuming the due and valid authorization, execution and delivery by each other Party other than the Parent, enforceable against Seller in accordance with its respective terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, relief of debtors or other laws relating to creditors rights generally and (ii) is subject to general principles of equity, including the discretion of a court in granting equitable remedies.

          (b) Neither the execution and delivery by Seller of this Agreement or the ancillary agreements contemplated hereby to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, (i) (A) conflict with or violate any provision of the Certificate of Formation or Agreement of Limited Liability Company of Seller, (B) violate, conflict with, or result in a breach of, or default or loss of benefit under, or give rise to a right of termination, acceleration, modification or cancellation under, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, instrument of indebtedness or agreement, obligation or commitment to which Seller is a party or by which it or its assets is bound, (C) violate or result in the loss of any benefit under any provision of any applicable law to which Seller is subject, or (D) result in the imposition of any Encumbrance upon the Acquired Assets, or (ii) require on the part of Seller or Parent any filing with, or permit, authorization, consent or approval of, any Authority or give any Authority the right to challenge any of the transactions contemplated by this Agreement or the ancillary agreements contemplated hereby, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or Parent or any of their respective properties or assets.

     SECTION 3.04 Inventory. The Inventory consists in all material respects of items of merchantable quality, useable and saleable in the ordinary course of business, subject to any reserve applicable to the Inventory reflected in the Balance Sheet as adjusted for the passage of time through the Closing in accordance with the past custom and practice of Parent or, with respect to Inventory created on or after the Balance Sheet Date, reflected in the books and records of Parent or Seller.

     SECTION 3.05 Accounts Receivable. The Accounts Receivable: (i) arose from bona fide sales of goods or services in the ordinary course of business; (ii) are owned by Seller free and clear of any Encumbrance and have not been assigned, transferred, factored or otherwise disposed of by Seller; and (iii) are collectible in the ordinary course of business at their aggregate recorded amounts, subject to any reserve applicable to the Accounts Receivable reflected in the Balance Sheet as adjusted for the passage of time through the Closing in accordance with the past custom and practice of Parent or, with respect to Accounts Receivable created on or after the Balance Sheet Date, reflected in the books and records of Parent or Seller.

                                 ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct.

     SECTION 4.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and as currently contemplated to be conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Buyer.

     SECTION 4.02 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the ancillary agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the ancillary agreements contemplated hereby by Buyer and the performance thereof and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no further action is required on the part of Buyer to authorize this Agreement or any ancillary agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, assuming the due and valid authorization, execution and delivery by each other Party, enforceable against it in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, relief of debtors or other laws relating to creditors rights generally and (ii) is subject to general principles of equity, including the discretion of a court in granting equitable remedies.

     SECTION 4.03 Noncontravention. Neither the execution and delivery of this Agreement or the ancillary agreements contemplated hereby by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, (i) (A) conflict with or violate any provision of the Certificate of Incorporation, as amended, or By-laws of Buyer, (B) violate, conflict with, or result in a breach of, or default or loss of benefit under, or give rise to a right of termination, acceleration, modification or cancellation under, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, instrument of indebtedness or agreement, obligation or commitment to which Buyer is a party or by which it or its assets is bound, or (C) violate or result in the loss of any benefit under any provision of any applicable law to which Buyer is subject; (ii) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Authority or give any Authority the right to challenge any of the transactions contemplated by this Agreement or the ancillary agreements contemplated hereby; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

                                 ARTICLE V
                           CONDITIONS TO CLOSING

     SECTION 5.01 Conditions to Obligations of Each Party to Effect the Transaction. The respective obligations of Buyer and Seller to effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of all conditions to closing of the transactions contemplated by the Purchase Agreement other than the conditions to closing under the Purchase Agreement with respect to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by Buyer, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in Article III shall be true and correct in all material respects at and as of the Closing; provided, however, that such representations and warranties that address matters as of a particular date shall be true and correct in all material respects as of such particular date; and provided further, that for purposes of determining the accuracy of such representations and warranties for purposes of this
Section 5.02(a) only, (i) any inaccuracy that does not have a Material Adverse Effect on Seller shall be disregarded, (ii) any inaccuracy that results from or relates to general business or economic conditions shall be disregarded, (iii) any inaccuracy that results from or relates to conditions generally affecting the industry in which Seller competes shall be disregarded, and (iv) any inaccuracy that results from or relates to the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded.

          (b) Covenants. Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

          (c) No Material Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of Seller since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Seller competes shall be disregarded, (iii) any adverse change resulting from or relating to the announcement or pendency of this transaction or any of the other transactions contemplated by this Agreement shall be disregarded, and (iv) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

          (d) Compliance Certificate. Seller shall have delivered to Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses
(a) through (c) of this Section 5.02 is satisfied in all respects.

     SECTION 5.03 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, or waiver by Seller, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects at and as of the Closing; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) any inaccuracy that does not have a Material Adverse Effect on Buyer shall be disregarded, (ii) any inaccuracy that results from or relates to general business or economic conditions shall be disregarded,
(iii) any inaccuracy that results from or relates to conditions generally affecting the industry in which Buyer competes shall be disregarded, and
(iv) any inaccuracy that results from or relates to the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded.

          (b) Covenants. Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

          (c) No Material Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of Buyer since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change,
(i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Buyer competes shall be disregarded, (iii) any adverse change resulting from or relating to the announcement or pendency of this transaction or any of the other transactions contemplated by this Agreement shall be disregarded, and (iv) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

          (d) Compliance Certificate. Buyer shall have delivered to Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses
(a) through (c) of this Section 5.03 is satisfied in all respects.

                                 ARTICLE VI
                          TERMINATION OF AGREEMENT

     SECTION 6.01 Grounds. This Agreement and the transactions contemplated by it may be terminated at any time before the Closing as follows; provided that the terminating Party must give contemporaneous written notice of such termination to the other Parties:

          (a) By mutual written consent of Seller and Buyer;

          (b) By Buyer if the conditions to closing set forth in Section
5.01 or Section 5.02 have not been satisfied or have become impossible of fulfillment at or prior to the Closing and by Seller if the conditions to closing set forth in Section 5.01 or Section 5.03 have not been satisfied or have become impossible of fulfillment at or prior to the Closing;

          (c) By either Seller or Buyer if the Closing has not occurred on or before December 31, 2001, or such other date agreed upon in writing by Seller and Buyer;

          (d) by Buyer in the event of any material breach by Parent or Seller of any of Parent's or Seller's agreements, representations or warranties contained herein and the failure of Parent or Seller to cure such breach within 30 days after receipt of written notice from Buyer requesting that such breach be cured; and

          (e) by Seller in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within 30 days after receipt of written notice from Seller requesting that such breach be cured.

     SECTION 6.02 Effect of Termination. In the event this Agreement is terminated pursuant to Section 6.01(a), all obligations of Parent, Seller and Buyer hereunder will terminate without liability. In such event, each Party will pay all legal and other costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby. Unless this Agreement is terminated pursuant to Section 6.01(a), if any of the conditions to the obligations of Buyer in Section 5.01 or
Section 5.02 or of Seller in Section 5.01 or Section 5.03 have not been satisfied by the Closing, Buyer or Seller, as the case may be, in addition to any other rights that may be available to it, will have the right to waive such conditions and to proceed with the Closing and the consummation of the transactions contemplated by this Agreement. In the event a Party waives one or more of its conditions and closes the transaction, then such Party will be precluded from claiming such waived condition is a breach of the Agreement, and it may not seek indemnification for such breach. Except as set forth in the preceding sentence, nothing set forth in this Article VI will relieve any Party from liability for any breach by it of its obligations under this Agreement.

                                ARTICLE VII
                           ADDITIONAL AGREEMENTS

     SECTION 7.01 Adjusted Purchase Price. Following the Closing, the Parties will determine the actual fair market value of the Inventory and face amount of the Accounts Receivable. If the Parties are unable to agree on the actual fair market value of the Inventory and face amount of the Accounts Receivable within 30 days after the Closing, Buyer and Parent will select Neutral Accountants to resolve any disputed matters, the costs of which will be shared equally by Buyer and Parent. Buyer and Parent will jointly instruct the Neutral Accountants to resolve any disputed matters regarding the actual fair market value of the Inventory or the face amount of the Accounts Receivable within 15 days after referral of the matter to them, and the decision of the Neutral Accountants will be conclusive and binding upon Buyer and Parent, absent fraud or manifest error. If the sum of (i) the fair market value of the Inventory, plus (ii) the face amount of the Accounts Receivable, in each case as determined in accordance with this
Section 7.01, less (iii) the amount of the reserve applicable to the Accounts Receivable reflected in the Balance Sheet (the "FMV of Acquired Assets") exceeds the Purchase Price, the amount of such excess (the "Positive Adjustment Amount") will be added to the Purchase Price in determining the Adjusted Purchase Price. If the Purchase Price exceeds the FMV of Acquired Assets, the amount of such excess (the "Negative Adjustment Amount") will be subtracted from the Purchase Price in determining the Adjusted Purchase Price.

     SECTION 7.02 Payment of Adjustment Amount. Within 10 days after the determination of the FMV of Acquired Assets in accordance with Section 7.01, Buyer will pay to Seller the Positive Adjustment Amount, if any, in immediately available funds or Seller will pay to Buyer the Negative Adjustment Amount, if any, in immediately available funds.

                                ARTICLE VIII
                               MISCELLANEOUS

     8.01 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     8.02 Entire Agreement. This Agreement (including the ancillary agreements), together with the Purchase Agreement, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

     8.03 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interest, or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other Parties; provided that Buyer may assign its rights, interests and/or obligations hereunder to an Affiliate of Buyer.

     8.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.05 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.06 Notices. Any notice, request, demand, claim or other communication required or permitted by this Agreement shall be in writing and shall be deemed duly delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two business days after it is sent via a reputable worldwide overnight courier service, in each case to the intended recipient as set forth below:

If to Buyer:                       with copies to:
-----------

Mettler-Toledo, Inc.               Drake, Sommers, Loeb, Tarshis & Catania, PLLC
Im Langacher                       One Corwin Court
CH-8606 Greifensee, Switzerland    Newburgh, New York 12550
Attention:  James Bellerjeau       Attention:  Marianna R. Kennedy

If to Seller or to Parent:         with copies to:
-------------------------

Kenneth Rainin                     Holme Roberts & Owen LLP
5400 Hollis Street                 1700 Lincoln Street, Suite 4100
Emeryville, California  94608      Denver, CO  80304-4541
                                   Attn:  Kevin M. Galligan

Any Party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. Any notice sent by telecopy shall be followed by a confirmation copy sent by reputable overnight business courier service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     8.08 Amendments and Waivers. The Parties may amend any provision of this Agreement at any time by a written instrument signed by each of the Parties. Except as otherwise provided herein, no waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.09 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     8.10 Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that Parent will bear Seller's costs and expenses.

     8.11 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     8.12 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement to be effective as of the date first set forth above.


PARENT

RAININ GROUP, INC.,
a Massachusetts corporation


By:  /s/ Kenneth Rainin
     -------------------------------
Name:  Kenneth Rainin
Title: President


SELLER

RAININ INSTRUMENT, LLC,
a Delaware limited liability company


By:  /s/ Kenneth Rainin
     -------------------------------
Name:  Kenneth Rainin
Title: President


BUYER

METTLER-TOLEDO, INC.,
a Delaware corporation


By: /s/ William Donnelly
     -------------------------------
Name:  William Donnelly
Title: Chief Financial Officer

                                 EXHIBIT A

                      FORM OF ASSIGNMENT/BILL OF SALE
                      (INVENTORY/ACCOUNTS RECEIVABLE)


     WHEREAS, pursuant to that certain Asset Purchase Agreement (Inventory/Accounts Receivable), dated November __, 2001 (the "Agreement"), among Rainin Group, Inc. ("Parent"), Rainin Instrument, LLC ("Seller"), and Mettler-Toledo, Inc. ("Buyer"), Seller has agreed to sell, transfer, convey and deliver to Buyer all of the Acquired Assets for the amount of the Adjusted Purchase Price as determined and paid in accordance with the Agreement (all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement).

     NOW, THEREFORE, KNOW ALL PERSONS BY THESE PRESENTS THAT Seller, for good and valuable consideration the receipt of which is hereby acknowledged, and pursuant to the Agreement, does hereby sell, transfer, convey and deliver to Buyer and Buyer hereby accepts all of Seller's right, title and interest in and to all of the assets, properties and rights of Seller that comprise the Acquired Assets at the close of business on the date hereof.

     TO HAVE AND TO HOLD all said assets, properties and rights unto Buyer, its successors and assigns forever.

     IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of the close of business on the ____ day of November, 2001.


RAININ INSTRUMENT, LLC,
a Delaware limited liability company


By:
   ----------------------------
Name:
     --------------------------
Title:
      -------------------------


ACCEPTED:

METTLER-TOLEDO, INC.,
a Delaware corporation


By:
   ----------------------------
Name:
     --------------------------
Title:
      -------------------------

                            DISCLOSURE SCHEDULE

                                   NONE.